UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 23, 2015

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215
Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) W. William Coon Jr. notified the Chairman of the Board that, effective February 23, 2015, he would resign from his position as a Class I director of the Board and as a member of the Board’s Compensation Committee and Audit Committee.

In accordance with the Company's Bylaws, on February 19, 2015, the Board unanimously elected Robert J. Keady to the vacancy on the Board arising due to Mr. Coon's resignation.  Effective February 23, 2015, Mr. Keady is appointed to the Board to serve as a Class II director and a member of the Board's Compensation Committee and Audit Committee.  Pursuant to the 2007 Incentive Stock Plan, on the date his service commences, Mr. Keady will receive an initial restricted stock grant of 5,000 shares of the Company's common stock, vesting over four years.  In addition, he will be compensated $75,076 in cash annually (through quarterly payments) for his service as a Director and a member of both the Compensation Committee and the Audit Committee.  Upon completion of one year of service and each year thereafter, Mr. Keady would receive the equivalent number of shares of the Company's restricted common stock valued at $75,076, based on the market price of common stock on the date of the Company's Annual Meeting of Shareholders and vesting one year following such grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 24, 2015

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Bradley S. Forsyth
Bradley S. Forsyth
Senior Vice President and
Chief Financial Officer